EX-99.10

                          Independent Auditors' Consent




The Board of Directors of Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account I


We consent to the use of our reports included herein on the consolidated financial statements of Jackson National Life Insurance Company of New York dated February 4, 2002, and on the financial statements of JNLNY Separate Account I, dated February 1, 2002, and to the references to our firm under the headings "Financial Statements" in the prospectus and "Services" in the Statement of Additional Information of the SEC Form N-4 Registration Statement.



 /s/ KPMG LLP

Minneapolis, Minnesota
May 8, 2002